                                                Filed Pursuant to Rule 424(b)(2)
                                                     Registration Nos. 333-68211
                                                                        33-46325
                                                                        33-52121

          Prospectus Supplement to Prospectus dated December 18, 1998.

                                  $150,000,000

                                AMR CORPORATION
                7.875% Public Income NotES (PINES(SM)) due 2039
                             ----------------------

     This is an offering of 7.875% Public Income NotES ("PINES") due 2039 of AMR Corporation. The PINES will be general unsecured, unsubordinated obligations of AMR. AMR will pay interest on the PINES on January 31, April 30, July 31 and October 31 of each year. The first such payment will be made on July 31, 1999. On or after July 13, 2004, the PINES will be redeemable at the option of AMR, in whole or in part, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. The PINES will be issued in minimum denominations of $25 and integral multiples of $25.

     AMR intends to list the PINES on the New York Stock Exchange and expects trading in the PINES on the New York Stock Exchange to begin within 30 days after the original issue date.
                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                                              Per PINES      Total
                                                              ---------      -----
Initial public offering price...............................   100.00%    $150,000,000
Underwriting discount.......................................     3.15%    $  4,725,000
Proceeds, before expenses, to AMR...........................    96.85%    $145,275,000

     The initial public offering price set forth above does not include accrued interest, if any. Interest on the PINES will accrue from July 13, 1999 and must be paid by the purchaser if the PINES are delivered after July 13, 1999.

     To the extent the underwriters sell more than $150,000,000 aggregate principal amount of the PINES, the underwriters have the option to purchase up to an additional $22,500,000 aggregate principal amount of the PINES from AMR at the initial public offering price (plus accrued interest from July 13, 1999) less the underwriting discount.
                             ----------------------

     The underwriters expect to deliver the PINES in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on July 13, 1999.
------------------

"PINES" is a service mark of Salomon Smith Barney Inc.

                         Joint Book - Running Managers

GOLDMAN, SACHS & CO.                                        SALOMON SMITH BARNEY
                             ----------------------
MORGAN STANLEY DEAN WITTER

                PAINEWEBBER INCORPORATED

                                PRUDENTIAL SECURITIES

                                             CREDIT SUISSE FIRST BOSTON

                             ----------------------

                   Prospectus Supplement dated July 7, 1999.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table contains AMR's ratio of earnings to fixed charges for the periods indicated:

                                                                             THREE
                                                                             MONTHS
                                           YEAR ENDED DECEMBER 31,           ENDED
                                       --------------------------------    MARCH 31,
                                       1994   1995   1996   1997   1998       1999
                                       ----   ----   ----   ----   ----    ---------
Ratio of Earnings to Fixed Charges...  1.23   1.20   2.21   2.35   2.81       1.45

     For purposes of the table, "earnings" represents AMR's consolidated income from continuing operations before income taxes, extraordinary items and fixed charges (excluding interest capitalized). "Fixed charges" consists of interest expense (including interest capitalized), amortization of debt expense and the portion of rental expense we deem representative of the interest factor.

                            DESCRIPTION OF THE PINES

                                    GENERAL

     The PINES will be issued under the Indenture referred to in the Prospectus and a supplement to such Indenture, dated July 13, 1999, relating to the PINES. We will file the Indenture Supplement with the SEC as part of a Current Report on Form 8-K. When we refer to the "Indenture" in this Prospectus Supplement, we refer to the Indenture as supplemented by the Indenture Supplement.

     The following statements about the PINES are summaries and are subject to, and qualified in their entirety by reference to, the Prospectus and the Indenture. See "Description of Debt Securities" in the Prospectus for additional information concerning the PINES and the Indenture. The following statements, therefore, do not contain all the information that may be important to you. Not all the terms used in this Prospectus Supplement are defined herein, and you should refer to the Prospectus or the Indenture for the definitions of such terms. You should note that the provisions of the Indenture set forth the terms of the PINES in greater detail than this Prospectus Supplement or the Prospectus. If the statements herein differ from provisions in the Indenture, the provisions of the Indenture control.

                          QUARTERLY INTEREST PAYMENTS

     Interest on the PINES will accrue from July 13, 1999 at a rate of 7.875% per annum and will be payable in arrears initially on July 31, 1999 and thereafter quarterly on January 31, April 30, July 31 and October 31 of each year (each an "Interest Payment Date"). On an Interest Payment Date, interest will be paid to the persons in whose names the PINES were registered as of the record date. With respect to any Interest Payment Date, the record date will be the fifteenth day of the month in which such Interest Payment Date occurs, except as otherwise provided in the Indenture.

     The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full quarterly interest period, will be computed on the basis of the actual number of days elapsed in such 90-day quarterly interest period. If any Interest Payment Date falls on a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close, then payment of interest may be made on the next succeeding business day without additional interest.

     Payments of principal and interest will be payable at the office of the Trustee in New York, New York at which the Trustee's corporate trust business is then principally administered or at such other paying agent as may be designated pursuant to the Indenture. AMR may, however, at its option pay interest by having the Trustee mail checks or make wire transfers to registered holders of the PINES.

     At the maturity of the PINES, the principal and accrued interest of the PINES will be payable upon the surrender of the PINES by the registered holders of the PINES at the office of the Trustee. As long as the PINES are held through the facilities of The Depository Trust Company ("DTC"), as described under "Book-Entry Only" below, the only registered holder of the PINES will be DTC or a nominee of DTC.

                            REDEMPTION AND REPAYMENT

     The PINES will be redeemable at the option of AMR, in whole or in part, at any time on or after July 13, 2004, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. Additionally, AMR may at any time repurchase PINES at any price in the open market and may hold, resell or surrender such PINES to the Trustee for cancellation. You will not have the right to require AMR to repay PINES prior to maturity.

                                BOOK-ENTRY ONLY

     The PINES will be issued only in book-entry form through the facilities of DTC acting as the Depositary in denominations of $25 and integral multiples of $25. The PINES will be represented by a single Registered Global Security (the "Global Security") and will be registered in the name of a nominee of the Depositary. The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants' accounts, thereby eliminating the need for physical movement of securities. The Depositary's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Certain of such participants (or their representatives), together with the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc., own the Depositary. Indirect access to the Depositary's system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. If you are not a participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, the PINES, you must do so through a participant or an entity who has indirect access through a participant. The rules applicable to the Depositary and its participants are on file with the SEC.

     Upon the issuance of the Global Security, the Depositary will credit its participants' accounts on its book-entry registration and transfer system with their respective principal amounts of the PINES represented by such Global Security. The underwriters designate which participants' accounts will be credited. The only persons who may own beneficial interests in the Global Security will be the Depositary's participants or persons that hold interests through such participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of its participants) and on the records of its participants (with respect to interests of persons other than such participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair your ability to transfer your interest in PINES.

     So long as the Depositary or its nominee is the registered owner of the Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the PINES represented by such Global Security for all purposes under the Indenture. Except as provided below or as we may otherwise agree in our sole discretion, owners of beneficial interests in the Global Security will not be entitled to have PINES represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of PINES in definitive form and will not be considered the owners or "Holders" thereof under the Indenture.

     Principal and interest payments on PINES registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such PINES. None of AMR, the Trustee, any paying agent or the registrar for the PINES will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security for the PINES or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that the Depositary for the PINES or its nominee, upon receipt of any payment of principal or interest, will credit immediately its participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for the PINES as shown on the records of the Depositary or its nominee. We also expect that payments by such participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" (i.e., the name of a securities broker or dealer). Such payments will be the responsibility of such participants. You may experience some delay in receiving payments under this system.

     If the Depositary is at any time unwilling or unable or no longer qualifies to continue as depositary and a successor depositary is not appointed by AMR within 90 days, AMR will issue PINES in definitive form in exchange for the entire Global Security representing such PINES. In addition, AMR may at any time, in its sole discretion, determine not to have the PINES represented by the Global Security and, in such event, will issue PINES in definitive form in exchange for the Global Security representing such PINES.

     The information contained in this Prospectus Supplement concerning DTC and its book-entry system has been obtained from sources AMR believes to be reliable, but AMR has not verified such information and takes no responsibility for its accuracy. See "Description of Debt Securities" and, in particular, "Description of Debt Securities -- Global Dept Securities" in the Prospectus for additional information and certain special investor considerations relating to the use of a book-entry system for the PINES.

                                  THE TRUSTEE

     The trustee under the Indenture is Citibank, N.A., as Trustee, and is referred to in this Prospectus Supplement as the "Trustee". The Trustee also provides other banking services to AMR.

     Upon the occurrence of an Event of Default or an event which, after notice or lapse of time or both, would become an Event of Default, the Trustee may be deemed to have a conflicting interest with respect to the PINES for purposes of the Trust Indenture Act of 1939 and, unless the Trustee is able to eliminate any such conflicting interest, the Trustee may be required to resign as Trustee under the Indenture. In that event, AMR would be required to appoint a successor trustee for the Indenture.

                                  UNDERWRITING

     AMR and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement with respect to the PINES. Subject to certain conditions, each Underwriter has severally agreed to purchase the principal amount of PINES indicated in the following table. Goldman, Sachs & Co. and Salomon Smith Barney Inc. are the representatives of the Underwriters.

                                                               Principal Amount
                        Underwriters                               of PINES
                        ------------                               --------
Goldman, Sachs & Co.........................................     $ 19,625,000
Salomon Smith Barney Inc. ..................................       19,625,000
Morgan Stanley & Co. Incorporated...........................       19,500,000
PaineWebber Incorporated....................................       19,500,000
Prudential Securities Incorporated..........................       19,500,000
Credit Suisse First Boston Corporation......................        5,000,000
Bear, Stearns & Co. Inc. ...................................        1,750,000
CIBC World Markets Corp.....................................        1,750,000
Charles Schwab & Co., Inc. .................................        1,750,000
Chase Securities Inc. ......................................        1,750,000
Dain Rauscher Wessels
  a division of Dain Rauscher Incorporated..................        1,750,000
Deutsche Bank Securities Inc. ..............................        1,750,000
Donaldson, Lufkin & Jenrette Securities Corporation.........        1,750,000
A.G. Edwards & Sons, Inc. ..................................        1,750,000
EVEREN Securities, Inc. ....................................        1,750,000
National Financial Services Corporation.....................        1,750,000
The Robinson-Humphrey Company, LLC..........................        1,750,000
SG Cowen Securities Corporation.............................        1,750,000
Warburg Dillon Read LLC.....................................        1,750,000
ABN AMRO Incorporated.......................................          875,000
Advest, Inc. ...............................................          875,000
BB&T Capital Markets........................................          875,000
Robert W. Baird & Co. Incorporated..........................          875,000
Banc of America Securities LLC..............................          875,000
M.R. Beal & Company.........................................          875,000
J.C. Bradford & Co. ........................................          875,000
Crowell, Weedon & Co. ......................................          875,000
Fahnestock & Co. Inc. ......................................          875,000
Fifth Third Securities, Inc. ...............................          875,000
First Union Capital Markets Corp. ..........................          875,000
Guzman & Company............................................          875,000
J.J.B. Hilliard, W.L. Lyons, Inc. ..........................          875,000
Janney Montgomery Scott Inc. ...............................          875,000
Legg Mason Wood Walker, Incorporated........................          875,000
McDonald Investments Inc., A KeyCorp Company................          875,000
McGinn, Smith & Co., Inc. ..................................          875,000
Morgan Keegan & Company, Inc. ..............................          875,000
Olde Discount Corporation...................................          875,000
RONEY CAPITAL MARKETS
  A division of BANC ONE CAPITAL MARKETS, Inc. .............          875,000
Raymond James & Associates, Inc. ...........................          875,000
Southwest Securities, Inc. .................................          875,000
Sutro & Co. Incorporated....................................          875,000
TD Securities (USA) Inc. ...................................          875,000
Tucker Anthony Cleary Gull..................................          875,000

                                                               Principal Amount
                        Underwriters                               of PINES
                        ------------                               --------
U.S. Bancorp Piper Jaffray Inc. ............................     $    875,000
Wachovia Securities, Inc. ..................................          875,000
Wedbush Morgan Securities...................................          875,000
                                                                 ------------
          Total.............................................     $150,000,000
                                                                 ============

                             ----------------------

     If the Underwriters sell more PINES than the total number set forth in the table above, the Underwriters have an option to buy up to an additional $22,500,000 principal amount of PINES from AMR at the initial public offering price (plus accrued interest from July 13, 1999) less the underwriting discount to cover such sales. They may exercise that option for 30 days. If any PINES are purchased pursuant to this option, the Underwriters will severally purchase the PINES in approximately the same proportion as set forth in the table above.

     The following table shows the per PINES and total underwriting discounts and commissions to be paid to the Underwriters by AMR. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional PINES.

                                  Paid by AMR

                       No Exercise   Full Exercise
                       -----------   -------------
Per PINES............  $   0.7875     $   0.7875
Total................  $4,725,000     $5,433,750

     PINES sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the front page of this Prospectus Supplement. Any PINES sold by the Underwriters to securities dealers may be sold at a discount from the initial public offering price of up to $0.50 per PINES. Any such securities dealers may resell any PINES purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to $0.45 per PINES. If all the PINES are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

     Prior to the offering, there has been no public market for the PINES. AMR intends to list the PINES on the New York Stock Exchange and expects trading in the PINES on the New York Stock Exchange to begin within 30 days after the original issue date. In order to meet one of the requirements for listing the PINES, the Underwriters will undertake to sell lots of 100 or more PINES to a minimum of 400 beneficial holders.

     The PINES are a new issue of securities with no established trading market. AMR has been advised by the Underwriters that the Underwriters intend to make a market in the PINES but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the PINES.

     In connection with the offering, the Underwriters may purchase and sell PINES in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater principal amount of PINES than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the PINES while the offering is in progress.

     The Underwriters also may impose a penalty bid. This may occur when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased PINES sold by or for the account of such Underwriter in stabilizing or short covering transactions.

     These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the PINES. As a result, the price of the PINES may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     AMR estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $300,000.

     AMR has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Certain of the Underwriters and their affiliates have provided, and may in the future provide, commercial banking, investment banking, financial advisory and other services to AMR and its affiliates.

                                 $1,250,000,000


                                AMR CORPORATION

                                DEBT SECURITIES

                             ---------------------

     We will provide the specific terms of these Debt Securities in Supplements to this Prospectus. You should read this Prospectus and the appropriate Supplements carefully before you invest.

                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     We may sell the Debt Securities to or through underwriters, through dealers or agents or directly to purchasers. We will describe the plan of distribution for any particular series of Debt Securities in the applicable Prospectus Supplement.


The date of this Prospectus is December 18, 1998

                             ABOUT THIS PROSPECTUS


     This Prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, we may sell the Debt Securities described in this Prospectus in one or more offerings. This Prospectus provides you with a general description of the Debt Securities we may offer. Each time we sell Debt Securities, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read carefully both this Prospectus and any applicable Prospectus Supplement, together with the additional information described below under "Where You Can Find More Information".

     This Prospectus does not contain all of the information set forth in the registration statement that we filed with the SEC or in the exhibits to that registration statement. For further information about AMR or the Debt Securities, you should refer to that registration statement and its exhibits. Statements contained in this Prospectus or in any Prospectus Supplement as to the contents of any contract or other document are not necessarily complete, and you should review the full text of those contracts and other documents.

     The registration statement that we filed with the SEC relating to the Debt Securities can be obtained from the SEC, as described below under "Where You Can Find More Information".

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and proxy statements with the SEC. These SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed. You may also read and copy any such document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and copy charges.

     The SEC allows us to "incorporate by reference" the information we file with it, which means:

     - we can disclose important information to you by referring you to those documents;

     - information incorporated by reference is considered to be part of this Prospectus, even though it is not repeated in this Prospectus; and

     - information that we file with the SEC will automatically update and supersede this Prospectus.

     We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we complete our offering of Debt
Securities:


     - Annual Report on Form 10-K/A No. 1 for the year ended December 31, 1997;

     - Quarterly Report on Form 10-Q/A No. 1 for the quarter ended March 31, 1998 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998 and September 30, 1998; and

     - Current Reports on Form 8-K filed April 16, 1998, May 21, 1998, July 16, 1998, October 22, 1998 and November 19, 1998.

     You may obtain a copy of these filings (other than their exhibits, unless those exhibits are specifically incorporated by reference in the filings) at no cost by writing or telephoning us at the following address:

     Corporate Secretary
     AMR Corporation
     P.O. Box 619616, Mail Drop 5675
     Dallas/Fort Worth Airport, Texas 75261-9616
     (817) 963-1234

     You should rely only on the information incorporated by reference or provided in this Prospectus or any applicable Prospectus Supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell any Debt Securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front page of those documents. Also, you should not assume that there has been no change in the affairs of AMR since the date of this Prospectus or any applicable Prospectus Supplement.

                                AMR CORPORATION

     AMR Corporation ("AMR") is a holding company that conducts its business through its subsidiaries. AMR's operations fall within three major lines of business: the Airline Group, The SABRE Group and the Management Services Group.

     - THE AIRLINE GROUP consists primarily of the passenger and cargo divisions of American Airlines, Inc. ("American"), the principal subsidiary of AMR, and AMR Eagle Holding Corporation ("AMR Eagle"), a separate subsidiary of AMR.

      o American's passenger division is one of the largest scheduled passenger airlines in the world. At the end of 1997, American provided scheduled jet service to more than 165 destinations throughout North America, the Caribbean, Latin America, Europe and the Pacific.

      o American's cargo division is one of the largest scheduled air freight carriers in the world. It provides a full range of freight and mail services to shippers throughout the airline's system.

      o AMR Eagle owns the regional airlines that operate as "American Eagle". The American Eagle carriers provide connecting service from six of American's high-traffic cities to smaller markets throughout the United States, Canada and the Caribbean.

     - THE SABRE GROUP, an 82%-owned subsidiary of AMR, is a world leader in the electronic distribution of travel through its proprietary travel reservation and information system, SABRE(R), and is the largest electronic distributor of travel in North America. In addition, The SABRE Group is a leading provider of information technology solutions to the travel and transportation industry and fulfills substantially all of the data processing, network and distributed systems needs of American and AMR's other subsidiaries, Canadian Airlines International Limited, US Airways, Inc. and other customers.

     - THE MANAGEMENT SERVICES GROUP provides a range of aviation services, call center management services, investment advisory services to AMR and other institutional investors, and management of certain service contracts between subsidiaries of AMR and certain other airlines.

     In September 1998, AMR announced plans to sell three of the companies within the Management Services Group that account for a substantial portion of the group's revenues and operating income: AMR Services, AMR Combs, and TeleService Resources. The results of operations of these three companies, as well as other discontinued operations of the Management Services Group, represented only 2.5% and 2.8% of AMR's consolidated revenues for the nine months ended September 30, 1998 and for the year ended December 31, 1997, respectively, and only 0.8% and 1.3% of AMR's consolidated operating income for the nine months ended September 30, 1998 and for the year ended December 31, 1997, respectively.

     The postal address for AMR's principal executive offices is P.O. Box 619616, Dallas/Fort Worth Airport, Texas 75261-9616 (telephone: 817-963-1234).

                                USE OF PROCEEDS

     Except as we may describe otherwise in a Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be added to AMR's working capital and will be available for general corporate purposes, including the acquisition of aircraft by American and American Eagle and other capital expenditures.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table contains AMR's ratio of earnings to fixed charges for the periods indicated:

                                                  YEAR ENDED DECEMBER 31,           NINE MONTHS
                                              --------------------------------         ENDED
                                              1993   1994   1995   1996   1997   SEPTEMBER 30, 1998
                                              ----   ----   ----   ----   ----   ------------------
Ratio of Earnings to Fixed Charges..........   (a)   1.23   1.20   2.21   2.35          3.08

---------------

(a) Earnings were inadequate to cover fixed charges by $187 million for the year ended December 31, 1993.

     For purposes of the table, "earnings" represents AMR's consolidated income
(loss) from continuing operations before income taxes, extraordinary items and fixed charges (excluding interest capitalized). "Fixed charges" consists of interest expense (including interest capitalized), amortization of debt expense and the portion of rental expense we deem representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

INTRODUCTION

     We will issue the Debt Securities in one or more distinct series. The Debt Securities may include debentures, notes or other kinds of unsecured debt obligations. The Debt Securities may be denominated in United States dollars or in one or more foreign currencies or currency units. The maximum principal amount of Debt Securities that we may issue pursuant to this Prospectus is limited to $1,250,000,000, subject to two exceptions. First, if we choose to issue any Debt Securities denominated in a foreign currency or a currency unit, the U.S.-dollar equivalent of the principal amount of such Debt Securities, based on the exchange rate at the time of their sale, will be applied against such $1,250,000,000 limit. Second, if we choose to issue any Debt Securities at an "original issue discount", the amount of the proceeds we receive from their sale will be applied against such $1,250,000,000 limit. A Debt Security issued at an "original issue discount" is a Debt Security that is sold at a substantial discount below its stated principal amount. Typically, a Debt Security issued at an "original issue discount" will not bear interest or will bear interest at an interest rate that is below the market interest rate at the time of issuance.

     This Description summarizes terms of the Debt Securities that we expect will be common to all series. Most of the financial terms and other specific terms of any series of Debt Securities that we offer will be described in a Prospectus Supplement to be attached to this Prospectus. Since the terms of specific Debt Securities may differ from the general information that we have provided below, you should rely on the information in the Prospectus Supplement instead of the information in this Prospectus if the information in the Prospectus Supplement is different than the information below.

     We will issue the Debt Securities under a contract called the "Indenture" between us and the Trustee, Citibank, N.A. Unless we tell you otherwise in the applicable Prospectus Supplement, the Indenture and the Debt Securities are governed by New York law. The terms of the Debt Securities include those stated in the Debt Securities and the Indenture, and those made part of the Indenture by reference to the Trust Indenture Act of 1939. (Section 1.11 of the Indenture.) The form of the Indenture is contained in the registration statement that we have filed with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the Indenture from the SEC.

     Because this Description is a summary, it does not describe every aspect of the Debt Securities or the Indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture and of the Debt Securities. For example, in this Description we use capitalized words to signify defined terms that have been given special meaning in the Indenture. We describe the meaning for only some of the more important terms. We also include references in parentheses to certain sections of the Indenture. Whenever we refer to particular sections or defined terms of the Indenture in this Prospectus or in any Prospectus Supplement, such sections or defined terms are incorporated by reference here or in the Prospectus Supplement.

     This Description also is subject to and qualified by reference to the description of the particular terms of any particular series of Debt Securities described in a Prospectus Supplement.

GENERAL TERMS OF DEBT SECURITIES

     AMR is a holding company that conducts its business through its subsidiaries. As a result, AMR's cash flow and, therefore, its ability to meet its debt obligations depend primarily upon the earnings of its subsidiaries and on dividends and other payments from its subsidiaries. Since the Debt Securities are solely an obligation of AMR, AMR's subsidiaries are not required to make payments on the Debt Securities or to make funds available (for example, in the form of dividends or advances to AMR) for payments on the Debt Securities. In addition, certain of American's debt and credit facility agreements contain restrictive covenants, including a minimum net worth requirement, that could limit American's ability to pay dividends and, consequently, could affect AMR's ability to pay the Debt Securities. At December 31, 1997, under the most restrictive provisions of those debt and credit facility agreements, approximately $1.9 billion of the retained earnings of American were available for payment of dividends to AMR.

     Because AMR is a holding company, the Debt Securities are effectively subordinated to all existing and future liabilities of AMR's subsidiaries. This means that upon the liquidation, reorganization or insolvency of American or any other subsidiary, the claims of creditors and preferred stockholders of such subsidiary will generally take priority over AMR's right to participate as a stockholder in any distribution of the assets of such subsidiary. Even if AMR is itself a creditor of such subsidiary, and its claims against such subsidiary are recognized, AMR's claims would still be subordinate to any third-party security interests in such subsidiary's assets and any senior indebtedness of such subsidiary.

     The Debt Securities will be unsecured obligations but will constitute "senior debt" of AMR. That is, the Debt Securities will not be subordinated to any other existing or future unsecured indebtedness of AMR. The Indenture does not limit the total amount of Debt Securities that we can issue under it, nor does it limit us from incurring or issuing other unsecured or secured debt. The Indenture moreover does not contain any provisions that protect you in the event we issue a large amount of debt or are acquired by another entity.

SPECIFIC TERMS OF DEBT SECURITIES

     A Prospectus Supplement will describe specific terms relating to each series of Debt Securities then being offered. These terms will include some or all of the following:

     - the title and type of such Debt Securities;

     - the total principal amount of such Debt Securities;

     - the date or dates on which the principal of such Debt Securities will be payable, or the method of determining or extending such date(s), and the amount or amounts of such principal payments;

     - the date or dates from which any interest will accrue, or the method of determining such date(s);

     - any interest rate or rates (which may be fixed or variable) that such Debt Securities will bear, or the method of determining or resetting such rate or rates, and the interest payment dates (if any) for such Debt Securities;

     - the place or places where any principal, premium or interest payments may be made;

     - any optional redemption provisions, including the period(s) within which, the price(s) at which, the currency or currencies (including currency units) in which, and the terms and conditions upon which, AMR may redeem such Debt Securities;

     - any provisions obligating AMR to repurchase or otherwise redeem such Debt Securities pursuant to sinking fund provisions, upon the occurrence of a specified event or at the Holder's option;

     - if other than $1,000 denominations, the denominations in which such Debt Securities are issuable;

     - the currency or currency units of such Debt Securities;

     - any index, formula or other method to be used for determining the amount of any payments on such Debt Securities;

     - if other than the outstanding principal amount, the amount that will be payable if the maturity of such Debt Securities is accelerated, or the method of determining such amount;

     - the person to whom any interest on such Debt Securities will be payable (if other than the registered Holder of such Debt Securities on the applicable record date);

     - any changes to or additional Events of Default or covenants;

     - any provisions for the payment of additional amounts on Debt Securities held by non-U.S. persons in respect of taxes or similar charges withheld or deducted, and for the optional redemption of such Debt Securities in lieu of paying such additional amounts;

     - any provisions modifying the defeasance or covenant defeasance provisions that apply to such Debt Securities;

     - whether such Debt Securities will be issued in whole or in part in the form of one or more temporary or permanent global securities, and, if so, the identity of the depositary for such global security or securities;

     - if other than the laws of New York, the law governing such Debt Securities and the extent to which such other law governs; and

     - any other special terms of such Debt Securities.

(Section 3.1 of the Indenture.)

     Unless we tell you otherwise in the applicable Prospectus Supplement, Debt Securities will not be listed on any securities exchange.

     Unless we tell you otherwise in the applicable Prospectus Supplement, Debt Securities will be issued in fully registered form without coupons. If Debt Securities of any series are issued in bearer form, the applicable Prospectus Supplement will describe special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to such Debt Securities and to payments on and transfer and exchange of such Debt Securities. Bearer Debt Securities generally will be transferable by delivery. (Section 3.5 of the Indenture.) The Indenture refers to each Person who is the bearer of a bearer Debt Security as the "Holder" of that Debt Security. (Section 1.1 of the Indenture.)

     If we issue Debt Securities at an "original issue discount", the applicable Prospectus Supplement will describe certain special federal income tax and other considerations applicable to such Debt Securities.

     If the purchase price of any Debt Securities is payable in foreign currencies or currency units or if any Debt Securities are denominated in foreign currencies or currency units, or if any Debt Securities are payable in foreign currencies or currency units, the applicable Prospectus Supplement will describe the special restrictions, elections, federal income tax considerations and certain other important information with respect to such Debt Securities and such foreign currencies or currency units.

     The principal, premium, interest or other payments on Debt Securities may be determined by reference to an index, formula or other method. Such an index, formula or other method may be based, without limitation, on the price of one or more commodities, derivatives or securities; a securities or commodities exchange index; a foreign currency or currencies; or any other variable or variables. If we issue Debt Securities the payments on which are based on such an index, formula or other method, the applicable Prospectus Supplement will describe that index, formula or other method and certain special federal income tax and other considerations applicable to such Debt Securities.

REGISTERED SECURITIES

     As noted above, unless we tell you in a Prospectus Supplement that the specific Debt Securities described in that Prospectus Supplement are bearer Debt Securities, the Debt Securities will be "registered securities". We and the Trustee may treat the Person in whose name a registered Debt Security is registered under the Indenture as the owner of that Debt Security for all purposes, including for the purpose of receiving payments on that Debt Security. (Section 3.8 of the Indenture.) The Indenture refers to each Person in whose name a registered Debt Security is registered as the "Holder" of that Debt Security. (Section 1.1 of the Indenture.)

     Except as described below under "Global Debt Securities" or in the applicable Prospectus Supplement, a Holder can exchange or transfer Debt Securities in registered form at the office of the Trustee. Initially, the Trustee will act as our agent for registering such Debt Securities in the names of Holders and transferring such Debt Securities. We may appoint another entity at any time to perform this role or we may perform it ourselves. The entity performing the role of maintaining the list of registered Holders and performing transfers is called the "Registrar". (Sections 3.5 and 9.2 of the Indenture.)

     Unless we tell you otherwise in the applicable Prospectus Supplement, a Holder seeking to transfer or exchange a registered Debt Security will not be required to pay a service charge to us, the Registrar or the

Trustee, but such Holder may be required to pay for any tax or other governmental charge associated with the transfer or exchange. (Section 3.5 of the Indenture.)

     If you are not the Holder of any Debt Securities in registered form, your rights relating to those Debt Securities will be governed in part by applicable laws and by the account rules and policies of the broker, bank or financial intermediary through which you invest in such Debt Securities and any other financial intermediary that holds interests directly or indirectly in such Debt Securities (including any Depositary referred to below under "Global Debt Securities"). Neither we nor the Trustee has any responsibility for the account rules, policies, actions or records of any broker, bank or other financial intermediary through which you hold (directly or indirectly) your beneficial interest in a Debt Security in registered form.

     IF YOU ARE NOT THE HOLDER OF ANY DEBT SECURITIES IN REGISTERED FORM, YOU SHOULD CONSULT THE BROKER, BANK OR OTHER FINANCIAL INTERMEDIARY THROUGH WHICH YOU INVEST IN SUCH DEBT SECURITIES FOR INFORMATION ON YOUR RIGHTS IN RESPECT OF SUCH DEBT SECURITIES. IN PARTICULAR, YOU SHOULD ASK HOW YOU WILL RECEIVE PAYMENTS, AND WHETHER YOU WILL BE ABLE TO PROVIDE INSTRUCTIONS AS TO HOW SUCH BROKER, BANK OR OTHER FINANCIAL INTERMEDIARY SHOULD EXERCISE THE RIGHTS OF A "HOLDER" UNDER THE INDENTURE.

GLOBAL DEBT SECURITIES

     We may specify in the applicable Prospectus Supplement that the Debt Securities of a series will be issued in the form of fully registered global securities ("Registered Global Securities"). Registered Global Securities will be registered in the name of a financial institution we select. This financial institution, which will be the sole direct Holder of the Registered Global Securities, is called the "Depositary". We will identify any Depositary in the applicable Prospectus Supplement. Any person wishing to own a Debt Security represented by a Registered Global Security must do so indirectly by virtue of an account with a broker, bank or other financial intermediary that in turn has an account with the Depositary, or with another financial intermediary that itself has an account with the Depositary. The Debt Securities represented by the Registered Global Securities may not be transferred to the name of any other Holder unless the special circumstances described below occur.

     Special Investor Considerations for Registered Global Securities. Our obligations with respect to Registered Global Securities, as well as the obligations of the Trustee and those of any third parties employed by us or the Trustee, run only to Persons who are registered Holders of those Debt Securities. For example, once a payment on a Registered Global Security is made to the Depositary, as sole Holder of that Registered Global Security, neither we nor the Trustee has any further responsibility for that payment even if it is not passed along to the correct owners of the beneficial interests in that Registered Global Security.

     As long as the Debt Securities are represented by Registered Global
Securities:

     - You cannot have Debt Securities registered in your name under the Indenture.

     - You cannot receive physical certificates from us for your interest in the Debt Securities.

     - You must look to your own bank or broker or other financial intermediary for payments on the Debt Securities.

     - You will have no rights as a "Holder" under the Indenture. This means that, among other things, you will have no right to give any direction, approval or instruction directly to the Trustee under the Indenture.

     - You may not be able to sell interests in the Debt Securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates.

     - The Depositary's policies will govern payments, transfers, exchanges and other matters relating to the Registered Global Security. We and the Trustee have no responsibility for any aspect of the Depositary's actions or for its records of ownership interests in the Registered Global Security. We and the Trustee also do not supervise the Depositary in any way. In addition, we and the Trustee have no responsibility for the actions or records of any broker, bank, or other financial intermediary through which you hold (directly or indirectly) your beneficial interest in the Registered Global Security.

     - Payment for purchases and sales in the market for corporate debentures and notes is generally made in next-day funds. In contrast, the Depositary will usually require that interests in a Registered Global Security be purchased or sold within its system using same-day funds. This difference could have some effect on how Registered Global Security interests trade, but we do not know what that effect will be.

     YOU SHOULD CONSULT THE BROKER, BANK OR OTHER FINANCIAL INTERMEDIARY THROUGH WHICH YOU INVEST IN DEBT SECURITIES REPRESENTED BY REGISTERED GLOBAL SECURITIES FOR INFORMATION ON YOUR RIGHTS IN RESPECT OF SUCH DEBT SECURITIES. IN PARTICULAR, YOU SHOULD ASK HOW YOU WILL RECEIVE PAYMENTS AND WHETHER YOU WILL BE ABLE TO PROVIDE INSTRUCTIONS AS TO HOW THE DEPOSITARY SHOULD EXERCISE THE RIGHTS OF A "HOLDER" UNDER THE INDENTURE.

     Special Situations When Registered Global Security Will Be Terminated. In the special situations described in the next paragraph, a Registered Global Security will terminate and interests in it will be exchanged for physical certificates representing Debt Securities. After that exchange, we believe that you likely will be able to choose whether to hold Debt Securities directly in your own name or indirectly through an account at a bank or broker or other financial intermediary. However, when a Registered Global Security terminates, the Depositary (and not AMR or the Trustee) will be responsible for determining the names of the institutions that will be the initial direct Holders of the Debt Securities. You must consult your own bank or broker or other financial intermediary at such time to find out how to have your interests in Debt Securities transferred to your own name, if you wish to become a direct Holder.

     The special situations for termination of a Registered Global Security are:

     - When the Depositary notifies us that it is unwilling, unable or no longer qualifies to continue as Depositary (unless a replacement Depositary is named).

     - We determine not to have any of the Debt Securities of a series represented by a Registered Global Security and notify the Trustee of our decision.

(Section 3.5 of the Indenture.) In addition, a Prospectus Supplement may list situations for terminating a Registered Global Security that would apply only to the particular series of Debt Securities covered by that Prospectus Supplement.

     Bearer Global Securities. The Debt Securities of a series may also be issued wholly or partially in the form of one or more bearer global securities (a "Bearer Global Security") that will be deposited with a Depositary, or with a nominee for such Depositary, identified in the applicable Prospectus Supplement. Any such Bearer Global Securities may be issued in temporary or permanent form. (Sections 3.4 and 3.5 of the Indenture.) The applicable Prospectus Supplement will describe the specific terms and procedures, including the depositary arrangement, with respect to any portion of a series of Debt Securities to be represented by Bearer Global Securities.

PAYMENTS

     Unless we tell you otherwise in the applicable Prospectus Supplement, we will generally deposit interest, principal and any other money due on the Debt Securities, in the designated currency, with the Trustee, and the Trustee will act as our agent for making payments on the Debt Securities. We may change this appointment to another entity or perform this role ourselves. The entity performing the role of making payments is called the "Paying Agent". We may, at our option, make any interest payments on Debt Securities in registered form by having the Trustee mail checks or make wire transfers to the registered Holders listed in the Registrar's records. (Sections 3.7(a) and 9.2 of the Indenture.) IF YOU ARE NOT THE HOLDER OF ANY DEBT SECURITIES IN REGISTERED FORM, YOU MUST MAKE YOUR OWN ARRANGEMENTS WITH THE BANK, BROKER OR OTHER FINANCIAL INTERMEDIARY THROUGH WHICH YOU INVEST IN SUCH DEBT SECURITIES TO RECEIVE PAYMENTS.

     Unless we tell you otherwise in the applicable Prospectus Supplement, interest will be payable to each Holder listed in the Registrar's records at the close of business on a particular day in advance of each due date for interest, even if such Holder no longer owns the Debt Security on the interest due date. That particular day is called the "Record Date" and will be stated in the Prospectus Supplement. (Section 3.7(a) of the Indenture.) Persons buying and selling Debt Securities between a Record Date and an interest payment date must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the registered Holder on the Record Date.

     Unless we tell you otherwise in the applicable Prospectus Supplement, interest payable on any Debt Security in registered form that is not punctually paid or duly provided for on any interest payment date will cease to be payable to the Holder in whose name such Debt Security is registered on the relevant Record Date. Such defaulted interest will instead be payable to the person in whose name such Debt Security is registered on the special record date or other specified date determined in accordance with the Indenture. (Section 3.7(b) of the Indenture.)

     We will make payments on Debt Securities in bearer form in the currency and in the manner designated in the applicable Prospectus Supplement, subject to any relevant laws and regulations, at such paying agencies outside the United States as we may appoint from time to time. The Paying Agents outside the United States initially appointed by us for a series of Debt Securities will be named in the applicable Prospectus Supplement.

     We may at any time designate additional Paying Agents or rescind the designation of any Paying Agents, except that, if Debt Securities of a series are issuable as Registered Securities, we will be required to maintain at least one Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, we will be required to maintain a Paying Agent in a Place of Payment outside the United States where Debt Securities of such series and any related coupons may be presented and surrendered for payment. (Section 9.2 of the Indenture.)

NOTICES

     AMR and the Trustee will send notices regarding Debt Securities in registered form only to registered Holders, using their addresses as listed in the Registrar's records. IF YOU ARE NOT THE HOLDER OF DEBT SECURITIES IN REGISTERED FORM, YOU SHOULD CONSULT THE BROKER, BANK OR OTHER FINANCIAL INTERMEDIARY THROUGH WHICH YOU INVEST IN SUCH DEBT SECURITIES FOR INFORMATION ON HOW YOU WILL RECEIVE SUCH NOTICES. Holders of Bearer Debt Securities will be notified by publication as described in the Prospectus Supplement relating to such Debt Securities. (Section 1.6 of the Indenture.)

CONSOLIDATION, MERGER OR SALE BY AMR

     The Indenture generally permits AMR to consolidate or merge with or into another company or entity and to sell or otherwise dispose of all or substantially all of its assets. However, we may not take any of these actions unless all the following conditions are met:

     - where we merge out of existence or sell or otherwise dispose of our assets, the other firm must be a corporation, limited liability company, partnership, trust or other Person organized and existing under the laws of the United States of America or a State thereof, and it must agree to be legally responsible for all of AMR's obligations under the Debt Securities and the Indenture;

     - the transaction must not cause a default on the Debt Securities and AMR must not already be in default (for this purpose, a "default" is an event that with notice or passage of time would become an Event of Default); and

     - AMR must deliver certain certificates and documents to the Trustee.

     The remaining or acquiring Person after any such transaction will be substituted for AMR under the Indenture and the Debt Securities, and all obligations of AMR will terminate. (Section 7.1 of the Indenture.)

EVENTS OF DEFAULT, NOTICE AND CERTAIN RIGHTS ON DEFAULT

     The term "Event of Default" means, with respect to Debt Securities of any series, any of the following:

     - We fail to pay interest on a Debt Security of such series within 30 days of its due date.

     - We fail to pay principal or any premium on a Debt Security of such series, or we fail to deposit any mandatory sinking fund payment, within 10 days of its due date.

     - We remain in breach of a covenant in the Indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the Trustee or the Holders of at least 25% of the principal amount of the Debt Securities of the affected series.

     - We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

     - Any other "Event of Default" described in the applicable Prospectus Supplement occurs.

(Section 5.1 of the Indenture.) An Event of Default for a particular series of Debt Securities will not necessarily constitute an Event of Default for any other series of Debt Securities issued under the Indenture.

     The Indenture requires the Trustee to notify Holders of the applicable series of Debt Securities of any uncured Default within 90 days after such Default occurs. The Trustee may withhold notice, however, of any Default (except in the payment of principal or interest) if it considers such withholding of notice to be in the Holders' best interests. (Section 6.5 of the Indenture.)

     If an Event of Default has occurred and has not been cured, the Trustee or the Holders of at least 25% in principal amount of the Debt Securities of the affected series may declare the entire principal amount (or, if the Debt Securities of that series are original issue discount Debt Securities or Debt Securities payable in accordance with an index, formula or other method, such portion of the principal amount or other amount specified in the Prospectus Supplement) of all the Debt Securities of that series to be due and immediately payable. (Section 5.2 of the Indenture.) The Holders of a majority in principal amount of the Debt Securities of the affected series may waive, on behalf of the Holders of all Debt Securities of such series, any past Default or Event of Default with respect to that series and its consequences, except a Default or Event of Default in the payment of the principal of or any premium or interest on any Debt Security and certain other defaults. (Section 5.7 of the Indenture.)

     The Holders of a majority in principal amount of the Debt Securities of the affected series (with the Debt Securities of each such series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for such series, or exercising any trust or power conferred on such Trustee with respect to the Debt Securities of such series, as long as such direction does not conflict with any law or the Indenture and subject to certain other limitations. (Section 5.8 of the Indenture.)

     Before a Holder can bypass the Trustee and bring its own lawsuit or other formal legal action or take other steps to enforce its rights or protect its interests relating to the Debt Securities, the following must occur:

     - such Holder must give the Trustee written notice that an Event of Default has occurred and remains uncured;

     - the Holders of at least 25% in principal amount of all Debt Securities of the relevant series must request the Trustee in writing to take action because of the Event of Default, and must offer an indemnity to the Trustee against the cost and other liabilities of taking that action;

     - the Trustee must not have taken action for 60 days after receipt of the above notice, request and indemnity; and

     - the Holders of a majority in principal amount of the Debt Securities of that series must not have given the Trustee a direction inconsistent with the above notice.

(Section 5.9 of the Indenture.)

     However, a direct Holder is entitled to bring a lawsuit at any time for the payment of principal, premium, if any, and interest due on its Debt Securities after the due date. (Section 5.10 of the Indenture.)

     IF YOU ARE NOT THE HOLDER OF DEBT SECURITIES IN REGISTERED FORM, YOU SHOULD CONSULT THE BROKER, BANK OR FINANCIAL INTERMEDIARY THROUGH WHICH YOU INVEST IN SUCH DEBT SECURITIES FOR INFORMATION ON YOUR RIGHTS IN RESPECT OF THOSE DEBT SECURITIES FOLLOWING AN EVENT OF DEFAULT.

     We will file annually with the Trustee a certificate as to AMR's compliance with all conditions and covenants of the Indenture. (Section 9.7 of the Indenture.)

MODIFICATION OF THE INDENTURE

     There are three categories of changes we can make to the Indenture and the Debt Securities.

     Changes Requiring Approval of Each Affected Holder. First, there are changes that cannot be made to Debt Securities of any series without the approval of each Holder of Debt Securities of the series affected by such change. Following is a summary of those changes:

     - to change the time for payment of principal of or interest on a Debt Security;

     - to reduce the amounts of principal of or interest on a Debt Security;

     - to reduce the amount of any premium payable upon the redemption of a Debt Security;

     - to reduce the amount payable upon acceleration of the maturity of an original issue discount Debt Security or a Debt Security payable in accordance with an index, formula or other method;

     - to change the currency of payment on a Debt Security;

     - to impair the right to sue for payment on a Debt Security;

     - to reduce the percentage of Holders of Debt Securities of such series whose consent is needed to modify or amend the Indenture or to waive compliance with certain provisions of the Indenture or to waive certain defaults;

     - to change the obligation of AMR to maintain an office or agency in the places and for the purposes specified in the Indenture; or

     - to modify the provisions relating to waiver of certain defaults or modifications of the Indenture and Debt Securities.

(Section 8.2 of the Indenture.)

     Changes Requiring a Majority Vote. The second category of change to the Indenture and the Debt Securities is the kind that requires a vote in favor by Holders of Debt Securities owning a majority of the principal amount of each particular series adversely affected.

     Changes Not Requiring Approval. The third category of change does not require any vote by Holders of Debt Securities. Following is a summary of those changes:

     - to reflect that another corporation or entity has succeeded AMR and assumed its covenants;

     - to add to AMR's covenants, to surrender any right or power of AMR, or to comply with any SEC requirement in connection with the qualification of the Indenture;

     - to add additional Events of Default with respect to any series;

     - to add or change any provisions to the extent necessary to facilitate the issuance of Debt Securities in bearer form or in global form;

     - to change or eliminate any provision affecting Debt Securities not yet issued;

     - to secure the Debt Securities;

     - to establish the form or terms of Debt Securities;

     - to provide for the electronic delivery of supplemental indentures or Debt Securities of any series;

     - to evidence and provide for successor or additional Trustees;

     - if allowed without penalty under applicable laws and regulations, to permit payment in respect of Debt Securities in bearer form in the United States;

     - to correct or supplement any inconsistent provisions or to cure any ambiguity or correct any mistake; or

     - to make any other provisions with respect to matters or questions arising under the Indenture, as long as such action does not adversely affect Holders of the Debt Securities.

(Section 8.1 of the Indenture.)

     IF YOU ARE NOT THE HOLDER OF DEBT SECURITIES IN REGISTERED FORM, YOU SHOULD CONSULT WITH THE BROKER, BANK OR FINANCIAL INTERMEDIARY THROUGH WHICH YOU INVEST IN SUCH DEBT SECURITIES FOR INFORMATION ON HOW APPROVAL WILL BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR REQUEST A WAIVER OF ANY OF ITS TERMS.

DEFEASANCE

     Unless we tell you otherwise in the applicable Prospectus Supplement, the following discussion of full defeasance and covenant defeasance will apply to each series of Debt Securities. (Article IV of the Indenture.)

     Full Defeasance. Under certain circumstances, we can legally release ourselves from any payment or other obligations on the Debt Securities of any series (called "full defeasance") if we put in place the following arrangements for the Holders of those Debt Securities to be repaid:

     - we must deposit in trust for the Holders' benefit a combination of money and Government Obligations that will generate enough money to pay when due the principal of and any premium or interest on the Debt Securities of such series and to make any mandatory sinking fund payments on such Debt Securities; and

     - we must deliver to the Trustee a legal opinion of our counsel confirming that there has been a change in federal tax law as in effect on the date of this Prospectus or an IRS ruling that lets us make the above deposit without causing Holders to be taxed on the Debt Securities of such series any differently than if AMR did not make the deposit and simply repaid such Debt Securities itself.

(Sections 4.4 and 4.6 of the Indenture.)

     If AMR were to accomplish full defeasance, as described above, Holders would have to rely solely on the trust deposit for repayment on the Debt Securities of the particular series defeased. Holders could not look to AMR for repayment if a shortfall occurred.

     AMR may exercise its full defeasance option even if it has previously exercised its covenant defeasance option. If AMR exercises its full defeasance option, payment of the particular series of Debt Securities defeased may not be accelerated because of a Default or an Event of Default. (Section 4.4 of the Indenture.)

     Covenant Defeasance. Under certain circumstances, we can make the same type of deposit described above and be released from some of the restrictive covenants in the Debt Securities of any series. This is called "covenant defeasance". In that event, Holders of those Debt Securities would lose the protection of those restrictive covenants but would gain the protection of having money and Government Obligations set aside in trust to repay such Debt Securities. To achieve covenant defeasance, we must do the following:

     - we must deposit in trust for the Holders' benefit a combination of money and Government Obligations that will generate enough money to pay when due the principal of and any premium or interest on the

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

       Debt Securities of such series and to make any mandatory sinking fund payments on such Debt Securities; and

     - we must deliver to the Trustee a legal opinion of our counsel confirming that, under federal tax law as in effect at the time of such deposit, AMR may make such deposit without causing Holders to be taxed on the Debt Securities of such series any differently than if AMR did not make the deposit and simply repaid such Debt Securities itself.

(Sections 4.5 and 4.6 of the Indenture.)

     If AMR exercises its covenant defeasance option with respect to the Debt Securities of a series, certain restrictive covenants of the Indenture and certain Events of Default would no longer apply to such series. (Section 4.5 of the Indenture.) If one of the remaining Events of Default occurred, however, and payment of the Debt Securities of such series was accelerated, there could be a shortfall between the amount in the trust deposit at that time and the amount then due on such series. Holders could still look to AMR for payment of such Debt Securities if there were such a shortfall. Depending on the event causing the default (such as AMR's bankruptcy), however, Holders may not be able to obtain payment of the shortfall from AMR.

THE TRUSTEE

     Citibank, N.A. ("Citibank") is the Trustee under the Indenture. AMR and certain of its affiliates currently have credit lines with and borrow funds from, and have other banking and commercial relationships with, Citibank. In the future any of AMR and its affiliates may maintain banking and other commercial relationships with Citibank and its affiliates.

                              PLAN OF DISTRIBUTION

     We may sell Debt Securities from time to time in one or more transactions. We may sell the Debt Securities of or within any series to or through agents, underwriters or dealers or directly to one or more purchasers.

AGENTS

     We may use agents to sell Debt Securities. Unless we tell you otherwise in the applicable Prospectus Supplement, the agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

UNDERWRITERS

     We may sell Debt Securities to underwriters. Unless we tell you otherwise in the applicable Prospectus Supplement, the underwriters may resell those Debt Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions. Each underwriter will be obligated to purchase all the Debt Securities allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.

DIRECT SALES

     We may sell Debt Securities directly to purchasers without the involvement of underwriters or agents.

OTHER MEANS OF DISTRIBUTION

     Debt Securities may also be offered and sold, if we so indicate in the applicable Prospectus Supplement, by one or more firms ("remarketing firms") acting as dealers or as agents for AMR in connection with a remarketing of such Debt Securities following their purchase or redemption.

     If we so indicate in the applicable Prospectus Supplement, we may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase Debt Securities from AMR pursuant to delayed delivery contracts providing for payment and delivery at a future date.

GENERAL INFORMATION

     Any underwriters, agents or remarketing firms will be identified and their compensation described in a Prospectus Supplement.

     We may have agreements with any underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments they may be required to make.

     Any underwriters, dealers, agents and remarketing firms may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their business.

                                 LEGAL OPINIONS

     Unless we tell you otherwise in the applicable Prospectus Supplement, the validity of the Debt Securities offered hereby will be passed upon for AMR by its Senior Vice President and General Counsel, Anne H. McNamara, and for any agents, underwriters or dealers by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022. Shearman & Sterling from time to time represents AMR with respect to certain matters.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K/A No. 1 for the year ended December 31, 1997, as set forth in their reports, which are incorporated in this Prospectus by reference. Our consolidated financial statements are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the PINES offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS


                                           Page
                                           ----
            Prospectus Supplement
Ratio of Earnings to Fixed Charges......    S-2
Description of the PINES................    S-2
Underwriting............................    S-5
                  Prospectus
About this Prospectus...................      2
Where You Can Find More Information.....      2
AMR Corporation.........................      4
Use of Proceeds.........................      4
Ratio of Earnings to Fixed Charges......      5
Description of Debt Securities..........      6
Plan of Distribution....................     15
Legal Opinions..........................     16
Experts.................................     16

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                                  $150,000,000
                                AMR CORPORATION
                           7.875% Public Income NotES
                              (PINES(SM)) due 2039
                             ----------------------

                             PROSPECTUS SUPPLEMENT

                             ----------------------
                              GOLDMAN, SACHS & CO.

                              SALOMON SMITH BARNEY

                           MORGAN STANLEY DEAN WITTER

                            PAINEWEBBER INCORPORATED

                             PRUDENTIAL SECURITIES

                           CREDIT SUISSE FIRST BOSTON
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